Exhibit 99.4

Pharmacokinetic (PK) analysis of fluticasone furoate (FF), umeclidinium (UMEC) and vilanterol (VI) following triple therapy in healthy subjects

Poster No. P895

Allen A(1), Henderson A(2), Gupta A(3), Renaux J(4) and Brealey N(5)

(1)Clinical Pharmacology Modelling and Simulation Department, GlaxoSmithKline, Stevenage, UK; (2)Clinical Pharmacology Science and Study Operations, GlaxoSmithKline, Stevenage, UK; (3)Quantitative Sciences India, GlaxoSmithKline, Bangalore, India; (4)Clinical Pharmacology Science and Study Operations, GlaxoSmithKline, Uxbridge, UK and (5)Respiratory Medicines Development Centre, GlaxoSmithKline, Uxbridge, UK

Aims

•                  FF/UMEC/VI is a novel inhaled corticosteroid/long-acting muscarinic antagonist/long-acting beta2 agonist (ICS/LAMA/LABA) therapy.

•                  Dual therapies of FF/VI and UMEC/VI were recently approved for treatment of moderate-to-severe COPD.

•                  The aim of this study was to assess the systemic exposure of FF, UMEC and VI, systemic pharmacodynamics (PD) (heart rate, serum potassium and blood glucose) and safety and tolerability following single inhaled doses of FF/UMEC/VI compared with the dual therapies FF/VI, UMEC/VI and FF/UMEC (all administered by ELLIPTA™ dry powder inhaler).

Methods

•                  Randomised, open-label, single-centre, single-dose (four inhalations), four-way crossover study in 44 healthy male and female subjects.

•                  Four inhalations of each of the following treatments were administered to achieve adequate plasma concentrations: FF/UMEC/VI (100/125/25mcg), FF/UMEC/VI (100/62.5/25mcg), FF/VI (100/25mcg) and UMEC/VI (125/25mcg) in a randomised fashion.

•                  Each subject received a single dose of FF/UMEC/VI (400/500/100mcg), FF/UMEC/VI (400/250/100mcg), FF/VI (400/100mcg) and UMEC/VI (250/100mcg).

•                  It was not possible to determine area under the curve (AUC)(0–∞) for all profiles, therefore AUC to last common quantifiable time-point for each analyte was used for statistical analysis.

•                  Systemic PD effects of FF (0–24h serum cortisol) and VI (0–4h heart rate and serum potassium) were assessed.

•                  This study was designed to estimate the effects of each treatment on primary and secondary parameters of interest. No formal hypotheses were tested.

•                  Point estimates and corresponding 90% confidence intervals (CI) were calculated to provide a range of plausible values for the comparisons of interest.

Results

Fluticasone furoate (FF) pharmacokinetics

•                  The estimates of total systemic exposure and drug delivery to the airways for FF AUC(0–8) were similar* when administered as the triple therapy (FF/UMEC/VI) compared to FF/VI (Figure 1).

•                  The maximum observed plasma concentration (Cmax) was slightly higher for FF administered as the triple combination FF/UMEC/VI product compared with FF/VI (Figure 1)

•                  this difference was attributed to small differences in absorption kinetics from the airways since the Tmax occurred earlier (0.23h) for the triple therapy (FF/UMEC/VI) vs 1.0h and 0.5h for FF/VI and FF/UMEC, respectively

•                  this small difference was not considered to be clinically significant.

Umeclidinium (UMEC) pharmacokinetics

•                  The estimates of total systemic exposure and drug delivery to the airways for UMEC (AUC(0–4) and Cmax) were similar* when administered as the triple (FF/UMEC/VI) therapy compared with UMEC/VI (Figure 2).

Vilanterol (VI) pharmacokinetics

•                  The estimates of total systemic exposure and drug delivery to the airways for VI AUC(0–2) were similar* when administered as the triple (FF/UMEC/VI) vs FF/VI and UMEC/VI (Figure 3).

•                  Cmax was slightly higher for VI administered as the triple (FF/UMEC/VI) compared with FF/VI (Figure 3).

•                  The PK profile of VI has consistently been described by a rapid absorption phase, with peak VI concentrations generally observed at 5 minutes post-dose in healthy subjects, followed by a rapid decline.

•                  The differences observed for VI Cmax were considered to be a consequence of inadequate definition of the maximum observed concentration for VI that may have occurred between 5 and 15 minutes post-dose as

•                  only two plasma samples were taken in the first 15 minutes post dose (at 5 minutes and 15 minutes)

•                  the presence of an atypical ‘plateau’ between 5 and 15 minutes in some subjects was more common for the dual treatments FF/VI (52%) and UMEC/VI (33%) compared with the triple (FF/UMEC/VI) (12%).

•                  A second study (200587; see poster P938)(1) was conducted to evaluate different doses of the triple combination. Additional time-points were included in study 200587 to better characterise the PK profile of VI. There was no evidence of ‘atypical’ VI concentration-time profiles in study 200587.

•                  The small difference in VI Cmax was not considered to be clinically significant.

Pharmacodynamics

•                  There were no differences in heart rate for FF/UMEC/VI compared with either UMEC/VI or FF/VI. The heart rate effects seen for FF/UMEC/VI compared with FF/UMEC – maximum and weighted mean change from baseline HR were increased by ~14 and ~6 beats/min, respectively – can be attributed to the VI component. These increases are similar to those seen in previous studies with FF/VI (800/100mcg) and UMEC/VI (500/100mcg).

•                  On average both minimum and weighted mean change from baseline serum potassium were comparable when FF/UMEC/VI was compared with UMEC/VI, FF/VI and FF/UMEC.

•                  Small increases in blood glucose were seen following FF/UMEC/VI compared with FF/UMEC: maximum and weighted mean change from baseline glucose were increased by approximately 0.5 and 0.15 mmol/L, respectively. These changes can also be attributed to the VI component and the magnitude of these increases are similar to those seen in previous studies with FF/VI (800/100mcg). There were no differences in blood glucose for FF/UMEC/VI compared with either UMEC/VI or FF/VI.

Safety

•                  There was a low incidence of adverse events (AEs), with no notable difference in the incidence of AEs reported for each treatment group. All AEs were mild-to-moderate in intensity.

•                  One subject reported an SAE of diabetes mellitus that led to withdrawal from the study. This event was not considered causally related to the study drug and it was subsequently identified that this subject was suffering from undiagnosed type 2 diabetes mellitus at study entry.

Conclusions

•                  FF/UMEC/VI delivered in a single inhaler achieved similar exposure to that seen with the dual therapies investigated.

•                  The safety and delivered lung dose of all three agents in a single inhaler are expected to be similar to corresponding dual therapies.

Reference

(1)         Henderson A et al. Pharmacokinetic (PK) analysis of fluticasone furoate (FF), umeclidinium (UMEC) and vilanterol (VI) following triple therapy at two UMEC doses in healthy subjects. ERS 2014; poster P938, abstract 2826 (855608).

Acknowledgements

•                  The presenting author, A. Allen is employed by and holds stock in GSK.

•                  This study was funded by GSK (study code CTT116415, clinicaltrials.gov ID NCT01691547).

•                  Editorial support in the form of copyediting and assembling of figures was provided by Ian Grieve, PhD at Gardiner-Caldwell Communications (Macclesfield, UK) and was funded by GSK.

*Although the study was not conducted as a formal bioequivalence study, the 90% CIs were within standard bioequivalence acceptance limits (0.8–1.25).

ELLIPTA® is a trade mark of the GlaxoSmithKline group of companies

Presented at the European Respiratory Society International Congress, Munich, Germany, 6–10 September 2014